Exhibit 4.3

DESCRIPTION OF THE COMPANY’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The following is a brief description of the common stock, par value $1.00 per share, of Lamb Weston Holdings, Inc. (the “Company,” “we,” “us” and “our”), which is the only security of the Company registered pursuant to Section 12 of the Securities Exchange Act of 1934. The following description is a summary that is not complete and is qualified in its entirety by reference to the Company’s certificate of incorporation.

General

Under our certificate of incorporation, we are authorized to issue 600,000,000 shares of common stock, par value $1.00 per share, and 60,000,000 shares of preferred stock, $1.00 par value.

Dividends on Capital Stock

Our board of directors may declare and pay dividends on our common stock out of funds legally available for that purpose, subject to the rights of holders of preferred stock.

Preferred Stock

At the direction of our board of directors, without any action by the holders of our common stock, we may issue one or more series of preferred stock from time to time. Our board of directors can determine the number of shares of each series of preferred stock and the designation and relative, participating, optional or other special powers, preferences or qualifications, limitations or restrictions applicable to any of those rights, including dividend rights, voting rights, conversion or exchange rights, pre-emptive rights, terms of redemption and liquidation preferences, of each series.

Common Stock

The holders of our common stock are entitled to one vote for each share held. Upon liquidation, the holders of our common stock are entitled to share ratably in the assets available for distribution to stockholders after satisfaction of any liquidation preferences of any outstanding preferred stock. The issuance of any shares of any series of preferred stock in future financings, acquisitions or otherwise may result in dilution of voting power and relative equity interest of the holders of shares of our common stock and will subject our common stock to the prior dividend and liquidation rights of the outstanding shares of the series of preferred stock.

Our common stock has no conversion rights nor are there any redemption or sinking fund provisions with respect to the common stock. Holders of our common stock have no pre-emptive right to subscribe for or purchase any additional stock or securities of Lamb Weston.

Provisions of Our Certificate of Incorporation and Delaware Law That May Have an Anti-Takeover Effect

Our certificate of incorporation addresses transactions between Lamb Weston or any subsidiary of Lamb Weston and any “interested stockholder.” An interested stockholder is generally any person or group that holds more than 3% of a class of our voting stock, as defined in our certificate of incorporation. According to our certificate of incorporation any direct or indirect purchase from an interested stockholder by Lamb Weston or any subsidiary of Lamb Weston of any of our voting stock or rights to acquire our voting stock that has been held by the interested stockholder for less than two years, must be approved by the affirmative vote of at least a majority of the votes entitled to be cast by the holders of the voting stock, excluding the voting stock held by the interested stockholder. This is intended to prevent “greenmail,” which is a term used to describe the accumulation of a block of a corporation’s stock by a speculator and the subsequent attempt by the speculator to coerce the corporation into repurchasing its shares, typically at a substantial premium over the market price.

Our certificate of incorporation prescribes relevant factors, including social and economic effects on employees, customers, suppliers and other constituents of Lamb Weston, to be considered by the board of directors when reviewing any proposal by another corporation to acquire or combine with Lamb Weston.

Our certificate of incorporation requires that any action required or permitted to be taken by Lamb Weston stockholders must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing by the stockholders.

Our certificate of incorporation authorizes the issuance, without the approval of our stockholders, of one or more classes or series of preferred stock having such designation, powers, preferences and relative, participating, optional and other special rights, including preferences over our common stock respecting dividends and distributions, as our board of directors generally may determine.

Our certificate of incorporation provides that the number of members of our board of directors is limited to a range fixed by our bylaws.

We are governed by the provisions of Section 203 of the General Corporation Law of the State of Delaware. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time that the person became an interested stockholder, unless:

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prior to the time that the person became an interested stockholder the corporation’s board of directors approved either the business combination or the transaction that resulted in the stockholder’s becoming an interested stockholder;

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upon consummation of the transaction which resulted in the stockholder’s becoming an interested stockholder, the stockholder owned at least 85% of the outstanding voting stock of the corporation at the time the transaction commenced, excluding for the purpose of determining the number of shares outstanding those shares owned by the corporation’s officers and directors and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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at or subsequent to the time, the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of its stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of its outstanding voting stock that is not owned by the interested stockholder.

A “business combination” includes mergers, asset sales or other transactions resulting in a financial benefit to the stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years did own) 15% or more of the corporation’s voting stock.

The provisions of our certificate of incorporation and Delaware law described herein may be deemed to have anti-takeover effects. These provisions may discourage or make more difficult an attempt by a stockholder or other entity to acquire control of Lamb Weston. These provisions may also make more difficult an attempt by a stockholder or other entity to remove management.